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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)1



                      DUKE-WEEKS REALTY LIMITED PARTNERSHIP
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                                (NAME OF ISSUER)


                              LIMITED PARTNER UNITS
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                         (TITLE OF CLASS OF SECURITIES)


                                       N/A
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                                 (CUSIP NUMBER)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



            [ ]   Rule 13d-1(b)

            [X]   Rule 13d-1(c)

            [ ]   Rule 13d-1(d)


----------------

      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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         -------------------                       -----------------------------
            CUSIP No. N/A                                Page 2 of 5 pages
         -------------------                       -----------------------------
================================================================================
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         HAROLD S. LICHTIN
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]
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   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
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                     5  SOLE VOTING POWER

                        50,872
                     -----------------------------------------------------------
NUMBER OF SHARES     6  SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY EACH         1,019,679
REPORTING PERSON     -----------------------------------------------------------
     WITH            7  SOLE DISPOSITIVE POWER

                        50,872
                     -----------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                        1,019,679
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  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,070,551
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  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.6%
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  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1.

(a)         Name of Issuer: Duke-Weeks Realty Limited Partnership

(b)         Address of Issuer's Principal Executive Offices:

                  8888 Keystone Crossing, Suite 1200
                  Indianapolis, Indiana  46240

ITEM 2.

(a)         Name of Person Filing:  Harold S. Lichtin

(b)         Address of Principal Business Office or, if none, Residence:

                  3110 Edwards Mill Road, Suite 200
                  Raleigh, North Carolina  27612

(c)         Citizenship:  United States

(d)         Title of Class of Securities:  Limited Partner Units

(e)         CUSIP Number:  N/A

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.     OWNERSHIP

(a)         Amount beneficially owned: 1,070,551

(b)         Percent of class: 5.6%

            This percentage is calculated based upon 18,980,254 outstanding Limited Partner Units at December 31, 1999.

(c)         Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote:                 50,872
            (ii)  Shared power to vote or direct the vote:            1,019,679*
            (iii) Sole power to dispose or to direct disposition of:     50,872
            (iv)  Shared power to dispose or to direct the
                  disposition of:                                     1,019,679*

---------------------
* Consists of 411 limited partner units owned by Mr. Lichtin's spouse, 472,745 limited partner units owned by Harold S. Lichtin Family Limited Partnership, a family limited partnership controlled by Mr. Lichtin, and 546,523 limited partner units owned by Perimeter Park West Associates Limited Partnership, a limited partnership controlled by Mr. Lichtin.


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ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 10, 2000
                                          --------------------------------------
                                                           Date

                                                 /s/ Harold S. Lichtin
                                          --------------------------------------
                                                        Signature


                                                     Harold S. Lichtin
                                          --------------------------------------
                                                           Name




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